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                                 [EXHIBIT 10.4]

                                 PROMISSORY NOTE

$6,700,000.00                                                      June 28, 1996
                                                                St. George, Utah

        FOR VALUE RECEIVED, the undersigned, J & J BUILDING SUPPLY, INC., a Utah corporation (hereinafter the "Maker"), having a mailing address at 1565 West 400 North, Orem, Utah 84057, promises and agrees to pay to the order of J & J MILL AND LUMBER COMPANY, a Utah corporation, and J & J TRANSPORTATION, INC., a Utah corporation, at 423 Vermillion, St. George, Utah 84790, or at such other place as the holder(s) hereof may designate in writing, the principal sum of SIX MILLION SEVEN HUNDRED THOUSAND AND NO/100 DOLLARS ($6,700,000.00), together with interest on the unpaid balance thereof at the rate of eight and one-quarter percent (8.25%) per annum from the date hereof until paid. Principal and interest shall be paid in seven (7) consecutive equal annual payments of One Million Two Hundred Ninety-Seven Thousand Nine Hundred Eight and 83/100 Dollars (S1,297,908.83) each, commencing with a payment on the 28th day of June, 1997, and continuing with a payment on the 28th day of June of each year thereafter until the entire remaining unpaid balance of principal and interest has been paid in R'11; provided, however, that the final payment due hereunder on June 28, 2003 shall be in an amount equal to the then remaining unpaid balance of principal and all accrued and unpaid interest. Payments shall be applied first toward the payment and satisfaction of accrued and unpaid interest, and the remainder shall be applied toward the reduction of principal. Principal and interest shall be payable only in lawful money of the United States of America. The undersigned may prepay at any time the obligations hereunder, in whole or in part, without penalty.

        In the event the undersigned fails to make any payment hereunder when due, or within thirty (30) days after written notice to the Maker identifying such failure and requesting payment, the entire remaining unpaid balance of both principal and interest owing hereunder shall, at the option of the holder(s) hereof and upon written notice to the undersigned, become immediately due and payable, and shall then commence to accrue interest from the date of acceleration (being the 30th day after such notice) at the rate of twelve and one-quarter percent (12.25%) per annum until paid. The payment by the Maker of any installment or payment after the occurrence of a default in payment and prior to the Makers receipt of notice of acceleration, provided for in this paragraph, shall constitute a waiver of such right of acceleration with respect to such default in payment.

        In the event payment under this Note is not made at the time required, the undersigned agrees to pay all costs and expenses (regardless of the particular nature thereof and whether incurred with or without suit, before or after judgment, in bankruptcy proceedings or on appeal) which may be incurred by the holder(s) hereof in connection with the enforcement of any of its rights under this Note, including reasonable expenses, court costs, and reasonable attorneys' fees.


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        Notwithstanding any other provision contained in this Note: (i) The rates of interest provided for herein shall in no event exceed the maximum rate allowed by applicable law; and (ii) if, for any reason whatsoever, the holder(s) hereof ever receives as interest on this Note an amount which would result in interest being charged at a rate exceeding the maximum allowed by applicable law, such amount or portion thereof as would otherwise be excessive interest shall automatically be applied toward reduction of the unpaid principal balance then outstanding hereunder and not toward payment of interest.

        Notwithstanding any other provision contained in this Note, the undersigned shall have the right to deduct from payments to be paid hereunder and to set-off against amounts owing to the holder(s) of this Note an amount equal to the sums of money, if any, owed by J & J Mill and Lumber Company and/or J & J Transportation, Inc. to the Maker pursuant to the terms and provisions of that certain Asset Purchase and Sale Agreement, dated May 21, 1996, and any instruments or agreements delivered pursuant thereto, as amended by First Amendment to Asset Purchase and Sale Agreement, dated June 28, 1996; provided, however, that no such amounts shall be set-off or deducted from payments to be made hereunder unless written notice (hereinafter the "Nonpayment Notices) of the obligation of J & J Mill and Lumber Company and/or J & J Transportation, Inc. has been given by the Maker to the party owing such amount and payment thereof has not been made to the Maker within thirty (30) days of the Nonpayment Notice. Any sums identified in the Nonpayment Notice which are not timely paid by J & J Mill and Lumber Company and/or J & J Transportations Inc. and which are set-off against payment obligations hereunder shall be deemed to have been paid and satisfied to the extent of the set-off, notwithstanding the fact that the holder(s) hereof may be a person(s) other than J & J Mill and Lumber Company and/or J & J Transportation, Inc.

        In the event that the net worth of Geneva Rock Products, Inc. ("Geneva"), as such net worth is shown on the December 3 l, 1995 audited financial statements of Geneva, should decline by fifty percent (50%) of such December 31, 1995 net worth, the holder(s) of this Note may, upon thirty (30) days prior written notice to Maker, declare the entire remaining unpaid balance of both principal and interest owing hereunder due and payable on such thirtieth
(30th) day.

        Any notice or demand hereunder shall be personally delivered or deposited in the U.S. mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to the Maker or the holder(s) hereof at the address set forth in the first paragraph of this Note, for the Maker or the payee, respectively, or at such other address as the Maker or the holder(s) may hereafter designate in writing delivered in accordance with this notice procedure.

        The Maker, sureties, guarantors, and endorsers hereof severally waive presentment for payment. protest, demand, notice of dishonor, and notice of nonpayment, and expressly agree that this Note, or any payment hereunder, may be extended without notice from time to time by the/ holder(s) hereof without in any way affecting the liability of such parties.

        This Note shall be governed by and construed in accordance with the laws of the State of Utah.


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                                        J & J BUILDING SUPPLY, INC., a Utah
                                       corporation,



                                       By __________________________________
                                               Mansfield L. Jennings
                                               President



                                       By __________________________________
                                               Don C. McGee
                                               Secretary/Treasurer